Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Form 3 (including any and all amendments thereto) with respect to the common stock, par value $0.0001 per share, of Cyabra, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Form 3 and any amendments on Form 4 or Form 5 thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of April 23, 2026.

Trailblazer Sponsor Group, LLC

By:	/s/ Joseph Hammer
Name:	Joseph Hammer
Title:	Manager

/s/ Joseph Hammer
Joseph Hammer